                                                                 Exhibit 10.26


                          COMMERCIAL REAL ESTATE LEASE

                                    BETWEEN



                          BATTLE BORN DEVELOPMENT, LLC
                                  AS LANDLORD



                                      AND



                             SILICON GAMING, INC.;
                                   AS TENANT

                               TABLE OF CONTENTS

ARTICLE ONE
     DEFINITIONS......................................   1
     Section 1.01     DEFINITIONS.....................   1
     Section 1.02     BASE RENT.......................   5
     Section 1.03     RIDERS..........................   5
     Section 1.04.    PARKING.........................   5

ARTICLE TWO
     LEASE TERM AND COMMON BUILDING AREAS.............   5
     Section 2.01     LEASE OF PROPERTY FOR LEASE
                      TERM............................   5
     Section 2.02     DELIVERY OF POSSESSION..........   5
     Section 2.03     TENANT IMPROVEMENT ALLOWANCE....   6
     Section 2.04     COMMON AREAS....................   7
     Section 2.05     LANDLORD'S RIGHT IN COMMON AREAS   7
     Section 2.06     HOLDING OVER....................   7

ARTICLE THREE
     BASE RENT........................................   8
     Section 3.01.    TIME AND MANNER OF PAYMENT......   8
     Section 3.02     ANNUAL INCREASES................   8

ARTICLE FOUR
     OTHER CHARGES PAYABLE BY TENANT..................   8
     Section 4.01     ADDITIONAL RENT.................   8
     Section 4.02     OPERATING COSTS.................   8
     Section 4.03     REAL PROPERTY TAXES.............   9
     Section 4.04     PERSONAL PROPERTY TAXES.........  10
     Section 4.05     REPAIRS AND UTILITIES...........  10
     Section 4.06     INSURANCE.......................  10
     Section 4.07     WAIVER OF SUBROGATION...........  11
     Section 4.08     LATE CHARGES....................  11
     Section 4.09     INTEREST ON PAST DUE OBLIGATIONS  11
     Section 4.10     RETURN OF CHECK.................  12
     Section 4.11     SECURITY DEPOSIT INCREASES......  12
     Section 4.12     TERMINATION; ADVANCE PAYMENTS...  12

ARTICLE FIVE
     USE OF PROPERTY..................................  13
     Section 5.01     PERMITTED USES..................  13
     Section 5.02     MANNER OF USE...................  13
     Section 5.03     HAZARDOUS SUBSTANCES............  13
     Section 5.04     SIGNS AND AUCTIONS..............  15
     Section 5.05     INDEMNITY.......................  15
     Section 5.06     LANDLORD'S ACCESS...............  16


ARTICLE SIX
     CONDITION OF PROPERTY; MAINTENANCE, REPAIRS
     AND ALTERATIONS..................................  16
     Section 6.01     EXISTING CONDITIONS.............  16
     Section 6.02     EXEMPTION OF LANDLORD FROM
                      LIABILITY.......................  16
     Section 6.03     LANDLORD'S OBLIGATIONS..........  17
     Section 6.04     TENANT'S OBLIGATIONS............  17
     Section 6.05     ALTERATIONS, ADDITIONS, AND
                      IMPROVEMENTS....................  18
     Section 6.06     CONDITION UPON TERMINATION......  19

ARTICLE SEVEN
     DAMAGE OR DESTRUCTION............................  19
     Section 7.01     PROPERTY DAMAGE.................  19
     Section 7.02     ABATEMENT OR REDUCTION OF RENT..  20
     Section 7.03     WAIVER..........................  21

ARTICLE EIGHT
     CONDEMNATION.....................................  21
     Section 8.01     CONDEMNATION....................  21

ARTICLE NINE
     ASSIGNMENT AND SUBLETTING........................  21
     Section 9.01     LANDLORD'S CONSENT REQUIRED.....  21
     Section 9.02     LANDLORD'S ELECTION.............  21
     Section 9.03     NO RELEASE OF TENANT............  22
     Section 9.04     NO MERGER.......................  22

ARTICLE TEN
     DEFAULTS;        REMEDIES........................  22
     Section 10.01    COVENANTS AND CONDITIONS........  22
     Section 10.02    DEFAULTS........................  22
     Section 10.03    REMEDIES........................  23
     Section 10.04    CUMULATIVE REMEDIES.............  24


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ARTICLE ELEVEN
     PROTECTION OF LENDERS............................  24
     Section 11.01    SUBORDINATION...................  24
     Section 11.02    ATTORNMENT......................  25
     Section 11.03    SIGNING OF DOCUMENTS............  25
     Section 11.04    ESTOPPEL CERTIFICATES...........  25
     Section 11.05    TENANT'S FINANCIAL CONDITION....  26

ARTICLE TWELVE
     LEGAL COSTS......................................  26
     Section 12.01 LEGAL PROCEEDINGS..................  26
     Section 12.02 LANDLORD'S CONSENT.................  27

ARTICLE THIRTEEN
     MISCELLANEOUS PROVISIONS.........................  27
     Section 13.01    NON-DISCRIMINATION..............  27
     Section 13.02    LANDLORD'S LIABILITY............  27
     Section 13.03    SEVERABILITY....................  27
     Section 13.04    INTERPRETATION..................  27
     Section 13.05    INCORPORATION OF PRIOR AGREEMENT
                      MODIFICATIONS...................  28
     Section 13.06    NOTICES.........................  28
     Section 13.07    WAIVERS.........................  28
     Section 13.08    NO RECORDATION..................  28
     Section 13.09    BINDING EFFECT; CHOICE OF LAW...  28
     Section 13.10    CORPORATE AUTHORITY; PARTNERSHIP
                      AUTHORITY.......................  28
     Section 13.11    JOINT AND SEVERAL LIABILITY.....  29
     Section 13.12    FORCE MAJEURE...................  29
     Section 13.13    EXECUTION OF LEASE..............  29
     Section 13.14    BROKERS AND LEASING AGENTS......  29
     Section 13.15    RULES AND REGULATIONS...........  29
     Section 13.16    LIENS...........................  30

                          COMMERCIAL REAL ESTATE LEASE


     THIS COMMERCIAL REAL ESTATE LEASE (this "Lease") is made as of the    day
of       1997, by and between BATTLE BORN DEVELOPMENT, LLC, a Nevada limited liability company ("Landlord") and SILICON GAMING, INC., a California corporation ("Tenant").

                                  ARTICLE ONE
                                  DEFINITIONS

     Section 1.01 DEFINITIONS. For purposes of this Lease, the following terms shall have the following meanings:

          (a)  [Intentionally Omitted].

          (b) Building: The structure and related improvements constructed on the Premises containing approximately Twenty-six Thousand, Nine Hundred Seventy-seven (26,977) rentable square feet, including Eleven Thousand One Hundred Eighty-eight (11,088) square feet of office space, 2,500 square feet of "tech area" and Thirteen Thousand Three Hundred Eighty-nine (13,389) square feet of evaporative cooled warehouse space. The Building is stipulated for all purposes to contain said rentable square feet in the Building.

          (c) Commencement Date: The earlier of (i) the date Tenant actually occupies the Premises (other than for the purposes set forth in Section 2.02(d), below), (ii) the date the Work (as defined in RIDER NO.1 attached hereto) is substantially completed in accordance with Section 2.02(c) below, or (iii) February 15, 1998, except as delayed pursuant to Section 2.02(c) of this Lease.

          (d) Common Areas: All areas and facilities outside the Building and within the exterior boundary line of the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and their respective employees, suppliers, shippers, customers, contractors and invitees, including, without limitation, trash areas, roadways, sidewalks, walkways, landscaped areas, irrigation systems, lighting facilities, fences, gates, and the parking facilities for the Building. Landlord has the right to change the Common Areas and to take other actions respecting these areas in accordance with Section 2.05 below.

          (e) Declaration: That certain Declaration of Restrictions and Grant of Easements dated November 1, 1985 and filed for record with the County Recorder of Clark County, Nevada ("County Recorder as Document No.2175093, as supplemented by the Supplement to Declaration of Restrictions and Grant of Easements dated June 1, 1988, filed with the County Recorder in Book 880602, Instrument No.00517, as amended from time to time. The

Declaration is filed on the Premises and a larger real estate development, of which the Premises are a part, known as Hughes Airport Center.

          (f) Initial Security Deposit: Twenty-four Thousand Four Hundred Thirty-five and 00/100 Dollars ($24,435.00). The Initial Security Deposit shall be paid to Landlord contemporaneously with Tenant's execution hereof.

          (g) Laws: All applicable statutes, regulations, requirements, ordinances and orders promulgated by any federal, state, local or regional governmental authority whether prior to or following the Commencement Date of this Lease.

          (h) Landlord's Address: Baffle Born Development, LLC, 6680 Amelia Earhart Court, Las Vegas, Nevada, 89119, Attention: W. Mark Stewart, Manager.

          (i) Landlord's Broker: The Industrial Property Group, Inc., 4495 South Pecos Road, Las Vegas, Nevada, 89121, Attention: Dean P. Willmore.

          (j) Lease Interest Rate: The lesser of (i) two percentage points (2%) over that fluctuating rate of interest announced from time to time by the Bank of America National Trust and Savings Association as its prime or reference commercial lending rate of interest (or in the event such bank is no longer announcing such rate, by such other federally regulated banking institution of comparable stature as Landlord shall determine), or (ii) the maximum interest rate permitted by law.

          (k) Lease Term: Five (5) years beginning on the Commencement Date and continuing until sixty (60) months after the first day of the first full month following the Commencement Date, unless extended pursuant to Rider No.2 - Extension Option attached to this Lease and incorporated herein by this reference.

          (1) Leased Premises Address: 6685 Amelia Earhart Court, Las Vegas, Nevada 89119.

          (m) Mortgagee: The mortgagee under a mortgage or beneficiary under a deed of trust holding a lien encumbering the Building or any holder of a ground leasehold interest in the Building or any part thereof.

          (n) Operating Costs: All costs of any kind paid or incurred by Landlord because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Premises (including all Common Areas), including by way of illustration but not limitation, all of the following: (i) all amounts charged to the Premises pursuant to the Declaration or the Special Use Restrictions; (ii) all costs, charges and surcharges for utilities, water, sewage, janitorial, waste disposal and refuse removal and all other utilities

                                      2
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and services provided to the Premises which are not separately metered or billed directly to Tenant; (iii) any insurance costs for which Landlord is responsible under this Lease or which Landlord or any Mortgagee deems necessary or prudent;
(iv) any costs levied, assessed or imposed pursuant to any applicable Laws; (v) the cost (amortized over such period as Landlord reasonably determines, together with interest at the Lease Interest Rate on the unamortized balance) of any capital improvements to the Common Areas or equipment replacements made by Landlord after the Commencement Date that are intended to reduce other Operating Costs or are required by any laws or are necessary in order to operate the Common Areas at the same quality level as prior to such replacement; (vi) utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use of the Premises (including, without limitation, energy conservation charges or surcharges); (vii) all costs incurred in the management and operation of the Common Areas including, without limitation, gardening and landscaping, maintenance, maintenance of signs, window washing, resurfacing and repaving, painting, lighting, and general cleaning;
(viii) management fees, wages, salaries and other labor costs incurred in the operation or maintenance of the Premises; (ix) depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Common Areas; (x) rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; (xi) Real Property Taxes attributable to the Premises and insurance premiums for policies of insurance insuring loss or damage to the Premises; (xii) fees for required licenses and permits; (xiii) reasonable and appropriate reserves for repair and replacement; and (xiv) any other expenses which would reasonably or customarily be included in the cost of managing, operating, maintaining and repairing the Common Areas. Operating Costs shall not include any amounts paid by Landlord for the Work.

          (o) Permitted Uses: General office, warehousing, assembly, repair and distribution activities of a gaming equipment company.

          (p) Premises: That certain parcel of real estate described in EXHIBIT "A" attached hereto and incorporated herein by this reference and the building and other improvements located thereon, all of which is commonly known as 6685 Amelia Earhart Court, Las Vegas, Nevada 89119.

          (q) Real Property Taxes: Any form of tax, assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax (including any city, county, state or federal government, or any school, agricultural, lighting, drainage, transportation, air pollution, environmental or other improvement or special assessment district) as against any legal or equitable interest of Landlord in the Building and/or the Premises, including, but not limited to, the following:

               (i) any tax on a landlord's "right" to rent or "right" to other income from the Premises or against Landlord's business of leasing the Premises;

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

               (ii) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously including within the definition of Real Property Taxes (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of "Real Property Taxes" for the purposes of this Lease);

               (iii) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the state, county, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management and maintenance, alteration, repair, use or occupancy of, the Building, or any portion thereof;

               (iv) any assessment, tax, fee, levy or charge upon this transaction creating or transferring an interest or an estate in the Premises;

               (v) any assessment, tax, fee, levy or charge based upon the number of people employed, working at, or using the Premises or the Building, or utilizing public or private transportation to commute to the Premises or the Building; and

               (vi) reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Real Property Taxes shall not include federal or state income, franchise, inheritance or estate taxes of Landlord or any of the parties which comprise Landlord.

          (r) Special Use Restrictions: The covenants and restrictions contained in that certain Declaration of Special Land Use Restrictions, Mortgage Lien, Option to Purchase and Right of First Refusal executed by Landlord in favor of Howard Hughes Properties Limited Partnership, a Delaware limited partnership, dated June 18, 1996 and recorded in the records of the Clark County Recorder at book 960619, instrument number 01656.

          (s) Tenant's Address: Silicon Gaming, Inc., 3070 W. Post Road, Las Vegas, Nevada 89118, Attention: Paul D. Matthews, Vice President

          (t) Tenant's Broker: Stuart Mixer Commercial, 3800 Howard Hughes Parkway, Suite 1220, Las Vegas, Nevada 89109, Attention: John D. McKeown.

          (u)  Tenant's Guarantor: None.

          (v) Tenant Improvement Allowance: An allowance to Tenant in the amount of Four Hundred Seventy-five Thousand and 00/100 Dollars ($475,000.00) for the design, engineering and construction of those improvements to the Premises identified as the Work in RIDER NO.1.

          (w) Tenant Early Access Date: The date which is four (4) weeks prior to the Commencement Date.

     Section 1.02 BASE RENT. The "Base Rent" shall be Twenty-four Thousand Four Hundred Thirty-five and 00/100 Dollars ($24,435.00) per month with adjustments, if any, made pursuant to Rider No.1.

     Section 1.03 RIDERS. The following Riders are attached to and made a part of this Lease: RIDER NO. 1 - Tenant Work Letter and RIDER NO.2 - Extension Option.

     Section 1.04.   PARKING. Tenant shall be entitled to use up to fifty-six
(56) unreserved uncovered parking spaces, as farther specified in Section 2.05 below.

                          ARTICLE TWO

             LEASE TERM AND COMMON BUILDING AREAS

     Section 2.01 LEASE OP PROPERTY FOR LEASE TERM. Landlord hereby leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.01 (k) above and shall begin and end on the dates specified in Section 1.01(k) above. The "Commencement Date" shall be the date specified in Section 1.01(c) above for the beginning of the Lease Term. Tenant fully understands and acknowledges that this Lease is subject to certain approvals required under the Special Use Restrictions, and that the obtaining of such approvals is a condition precedent to the obligations of Landlord and Tenant under this Lease.

     Section 2.02    DELIVERY OF POSSESSION.

          (a) Landlord will be deemed to have delivered possession of the Premises to Tenant on the Commencement Date, as it may be adjusted pursuant to
Section 2.02(c) below. Landlord shall construct or install the office and warehouse improvements consisting of the Work as defined in Rider No.1. Tenant may provide Landlord with a list of Tenant's preferred contractors and subcontractors to perform the Work, provided that Landlord shall, in Landlord's discretion, have the final authority in the selection of all contractors, subcontractors, architects and engineers to perform the Work. Landlord shall be responsible in all respects for the implementation and management of the Work. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord or its agents or employees agreed to undertake any alterations or construct any Tenant improvements to the Premises except as expressly provided in this Lease and RIDER NO.1. If for any reason, Landlord cannot deliver possession of the Premises to Tenant on or before the fixed date component of the Commencement Date, this Lease will not be void or voidable, and Landlord will not be liable to Tenant for any resultant loss or damage.

          (b) If, by the fixed date component of the Commencement Date specified in Section 1.01 (c)(iii), the Premises have not been substantially completed (as defined below) due to any cause other than Landlord's default or "Force Majeure Delays" (as defined below), Landlord shall have no liability, and the obligations of this Lease (including, without limitation, the obligation to pay rent) shall nonetheless commence as of said fixed date component of the Commencement Date.

          (c) If, however, the Work is not substantially completed by the fixed date specified in Section 1.0l(c)(iii) due to default on the part of Landlord or Force Majeure Delays, then as Tenant's sole remedy for the delay in tenant's occupancy of the Premises, the fixed date component of the definition of the Commencement Date shall be delayed for the period of delay in substantial completion of the Work resulting therefrom. The Work shall be deemed "substantially completed" when (i) Landlord has provided reasonable access to the Premises to Tenant, (ii) Landlord has completed the Work other than details of construction which do not materially interfere with Tenant's use of the Premises, and (iii) Landlord has obtained a permanent or temporary certificate of occupancy for the Premises (or its equivalent). For purposes of this Section 2.02, "Force Majeure Delays" shall mean and refer to a period of delay or delays encountered by Landlord affecting the Work because of delays due to excess time in obtaining governmental permits or approvals beyond the time period normally required to obtain such permits or approvals for similar space; fire, earthquake or other acts of God; acts of the public enemy; riot; insurrection; public unrest; governmental regulations of the sales of materials or supplies or the transportation thereof; strikes or boycotts; shortage of material or labor or any cause beyond the reasonable control of Landlord.

          (d) Landlord shall permit Tenant to access the Premises on the Tenant Early Access Date for the purpose of installing Tenant's furnishings, fixtures and equipment, provided that Tenant shall not obstruct or hinder the performance of the Work. This Lease shall apply in all respects from and after the Tenant Early Access Date, except that Tenant shall have no obligation to pay Rent until the Commencement Date.

     Section 2.03 TENANT IMPROVEMENT ALLOWANCE. Landlord agrees to provide to Tenant a Tenant Improvement Allowance in the amount set forth in Section 1.01(v), for the performance and completion of the Work. In the event the actual amount required to complete the Work is less than the Tenant Improvement Allowance, the amount of the Tenant Improvement Allowance which exceeds the actual cost of the Work shall be credited to Tenant and shall, at Tenant's option, either be paid to Tenant as a cash payment or be credited to Tenant toward the payment of Rent by Tenant to Landlord. In the event the actual cost of the Work shall exceed the Tenant Improvement Allowance, Tenant shall pay to Landlord, in cash or its equivalent, all amounts by which the actual cost of the Work exceeds the Tenant Improvement Allowance. Tenant shall be required to pay any and all such sums prior to, and as a condition precedent to the taking of possession of the Premises.

     Section 2.04 COMMON AREAS. Tenant shall have the nonexclusive right to the use the Common Areas, subject to the Rules and Regulations referred to in
Section 13.16 below.

     Section 2.05 LANDLORD'S RIGHT IN COMMON AREAS. Landlord hereby reserves the right from time to time to do the following provided it is done without unreasonable interference with Tenant's business or Tenant's use of the
Premises:

          (a) To install, use, maintain, repair and replace pipes, conduits, wires and appurtenant meters, pipe ducts, equipment and landscaping located in the Common Areas;

          (b) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, parking spaces, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, and walkways and the parking facilities for the Building;

          (c) To close temporarily any of the Common Areas for maintenance purposes or to prevent prescriptive easements so long as access to the Building remains available.

          (d) To add additional improvements to the Common Areas, including, without limitation, the construction of parking structures or surface parking areas;

          (e) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

     Section 2.06 HOLDING OVER. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify and hold Landlord harmless against all damages, claims, losses, penalties, charges, and expenses (including reasonable attorney's fees) incurred by Landlord resulting from any delay by Tenant in vacating the Premises. If Tenant does not vacate the Premises upon the expiration or earlier termination of this Lease, Tenant's occupancy of the Premises shall be a tenancy at sufferance, subject to all of the terms of this Lease applicable to a tenancy at sufferance, except that the Base Rent then in effect shall be equal to one hundred fifty percent (150%) of the Base Rent in effect immediately prior to the expiration or earlier termination of this Lease. Nothing contained in this
Section 2.03 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord upon the expiration or earlier termination of this Lease.

                                 ARTICLE THREE
                                   BASE RENT


     Section 3.01. TIME AND MANNER OF PAYMENT. Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.02 above for the first full month of the Lease Term. The Base Rent for the first month of the Lease term shall be prorated on the basis of the actual number of days in such month, if such month is a fractional month. If such month is a fractional month, then the Base Rent for such fractional month shall be due and payable on the Commencement Date. Thereafter, on the first day of the second month of the Lease Term (or, if the first full month of the Lease Term is the second month, then the third month of the Lease Term) and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The Base Rent shall be payable at Landlord's Address or at such other place as Landlord may designate in writing. Base Rent is due on or before the first (1st) day of each month.

     Section 3.02 ANNUAL INCREASES. The Base Rent shall be increased on the first day of the thirteenth (13th) month of the Lease Term and on each annual anniversary thereof during the Lease Term (the "Adjustment Month") in an amount equal to three percent (3%) of the Base Rent immediately preceding such Adjustment Month.

                                 ARTICLE FOUR
                        OTHER CHARGES PAYABLE BY TENANT

     Section 4.01 ADDITIONAL RENT. All charges payable by Tenant hereunder other than Base Rent are called "Additional Rent." Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent. The term "Rent" shall mean Base Rent and Additional Rent.

     Section 4.02   OPERATING COSTS.

          (a) Tenant shall during the Lease Term pay as Additional Rent Tenant's Share of the Operating Costs. The inclusion of the improvements, facilities and services described in the definition of Operating Costs set forth in Section 1.01(n) above, shall not be deemed to impose an obligation upon Landlord to either have said improvements or facilities or to provide any of said services unless Landlord has agreed elsewhere in this Lease to provide the specific improvement, facility or service.

          (b) Tenant shall pay Tenant's Share of Operating Costs, in advance, in monthly installments with the Base Rent based on Landlord's good faith estimate of the Operating Costs. Landlord may adjust such estimates from time to time as Landlord determines, which adjustment will be effective as of the next rent payment date after notice to Tenant. After the end of each calendar year, Landlord shall deliver to Tenant a statement ("Actual Statement"), in reasonable detail, of the actual Operating Costs incurred by Landlord during the preceding calendar year and Tenant's Share of such Operating Costs. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit given to Tenant, as the case may be, to reflect the actual Operating Costs.

          (c) In the event of any dispute as to the amount of Tenant's Share of Operating Costs as set forth in the Operating Costs statement, Tenant shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Landlord's Operating Costs records at Landlord's offices. If, after such inspection and photocopy, Tenant continues to dispute the amount of Tenant's Share of Operating Costs as set forth in the Operating Costs statement, Tenant shall be entitled to retain a national, independent, certified public accountant mutually acceptable to Landlord and Tenant to audit Landlord's Operating Costs records to determine the proper amount of Tenant's Share of Operating Costs. Landlord shall be entitled to review the results of such audit promptly after completion of same. If such audit proves that Landlord has overcharged Tenant, then within fifteen (15) days after the results of the audit are made available to Landlord, Landlord shall credit Tenant the amount of such overcharge toward the payments of Base Rent and Additional Rent next coming due under this Lease. If such audit proves that Landlord has undercharged Tenant, then within fifteen (15) days after the results of the audit are made available to Tenant, Tenant shall pay to Landlord the amount of any such undercharge. Tenant agrees to pay the cost of such audit, provided that Landlord shall reimburse Tenant the amount of such cost if the audit proves that Landlord's determination of Tenant's Share of Operating Costs (as set forth in the Operating Costs statement) was in error by more than six percent (6%). Landlord shall be required to maintain records of all Operating Costs for three (3) years following the issuance of the Operating Costs statement for such Operating Costs. The payment by Tenant of any amounts pursuant to this Section shall not preclude Tenant from questioning the correctness of any Operating Costs statement.

     Section 4.03 REAL PROPERTY TAXES. Tenant shall pay to Landlord, as part of the Operating Costs, all Real Property Taxes and any increases thereof on the Premises during the Lease Term. Tenant may initiate proceedings with the appropriate taxing authorities to attempt to have the assessed valuation of the Premises reduced or may initiate proceedings to contest the Real Property Taxes. If required by law, Landlord shall join in the proceedings brought by Tenant. However, Tenant shall pay all costs of the proceedings, including any costs or fees incurred by Landlord. During the pendency of any such proceedings, Tenant may instruct Landlord to remit the Real Property Taxes under protest if Tenant reasonably concludes that such action is necessary to preserve Tenant's right to seek a reassessment or contest the Real Property Taxes. In no event, however, shall Tenant be relieved from its obligation to pay the Real Property Taxes to Landlord as part of the Operating Costs, nor shall Tenant be entitled to reduce the amount of the Real Property Taxes, as assessed, unless and until a final order binding upon the taxing authority is entered authorizing such a reduction, and all appeals or opportunities to appeal such order have been exhausted.

     Section 4.04 PERSONAL PROPERTY TAXES. Tenant shall pay all taxes charged against trade fixtures, utility installations, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall use its best efforts to have personal property taxed separately from the Premises. If Tenant fails to pay when due any taxes on personal property which are assessed against the Premises, Landlord may, in Landlord's discretion, pay such taxes and Tenant shall reimburse Landlord for the amount of such taxes as Additional Rent.

     Section 4.05 REPAIRS AND UTILITIES. The parties acknowledge that this Lease is intended to be a fully net lease and that, except as expressly provided in this Lease, Tenant shall be responsible for all repairs required to the Premises and for the provision of all utilities at the Premises, including but not limited to water, sewage, trash removal, waste disposal, janitorial, electricity, telephone, security, and cleaning of the Premises, together with any taxes thereon. If any such utilities or services are not able to be separately metered or separately billed to the Premises, Tenant shall pay to Landlord a reasonable proportion to be determined by Landlord of all such charges jointly metered or billed to Landlord, together with a reasonable administrative fee, immediately upon receipt of Landlord's bill therefor.

     Section 4.06    INSURANCE.

          (a) Landlord shall maintain, at Tenant's expense, and shall obtain and keep in force at all times during the Lease Term, a policy of insurance covering loss or damage to the Premises, including the Building and all of the improvements, betterments, and installations, located within the Premises (including all Work constructed in accordance with RIDER NO.1) in the amount of one hundred percent (100%) of the full replacement value thereof as reasonably ascertained by Landlord, insuring against risks of direct physical loss or damage, normally covered in an "all risk" policy (including the perils of flood and surface waters), as such term is used in the insurance industry; provided, however, that neither Landlord nor Tenant shall have no obligation to insure against earthquake. All premiums for such insurance shall be included as part of the Operating Costs. The proceeds of the insurance shall be payable solely to Landlord or the Mortgagees, as their respective interests shall appear.

          (b) Tenant shall, at Tenant's expense, maintain a policy of Commercial General Liability insurance insuring Tenant and as additional insureds, Landlord and any Mortgagees, against liability arising out of the ownership, use, occupancy or maintenance of the Premises. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than One Million Dollars ($1,000,000) per occurrence. The initial amount of such insurance shall be subject to periodic increase upon reasonable demand by Landlord based upon inflation, increased liability awards, recommendation of professional insurance advisers, and other relevant factors. However, the limits of such insurance shall not limit Tenant's liability nor relieve Tenant of any obligation hereunder. Such policy shall contain the following provision: "Such insurance as afforded by this policy for the benefit of Landlord shall be primary as respects any claims, losses or liabilities arising out of the use of the Premises by the Tenant or by Tenant's operation and any insurance carried by the Landlord shall be excess and noncontributing." The policy shall insure Tenant's performance of the indemnity provisions of Section 5.05.

          (c) Tenant shall, from time to time, at Tenant's sole expense, obtain and maintain other types of insurance as Tenant, Landlord or the Mortgagees of Landlord may reasonably require in form, in amounts and for insurance risks against which a prudent tenant would protect itself.

          (d) Insurance required to be maintained hereunder shall be in companies holding a "General Policyholders' Rating" of B-plus or better and a "financial rating" of 10 or better, as set forth in the most current issue of "Best's Insurance Guide," or such comparable ratings as Landlord shall approve, in its sole discretion. Tenant shall promptly deliver to Landlord, within thirty
(30) days of the Commencement Date, original certificates evidencing the existence and amounts of all insurance required to be maintained by Tenant. No such policy shall be cancelable or subject to reduction of coverage except after thirty (30) days' prior written notice to Landlord. Tenant shall, within thirty
(30) days prior to the expiration, cancellation or reduction of such policies, furnish Landlord with renewals of "binders" thereof. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies required under this Lease.

     Section 4.07 WAIVER OF SUBROGATION. Tenant and/or Landlord shall obtain the issuers of the insurance policies referred to in this Article Four a mutual waiver of subrogation provision in said policies and Tenant and Landlord each hereby release and relieve the other, and waive any and all rights of recovery against the other, or against the employees, officers, agents and representatives of the other, for loss or damage arising out of or incident to the perils required to be insured against under this Section 4 which perils occur in, on or about the Premises, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors or invitees.

     Section 4.08 LATE CHARGES. Tenant acknowledges that Tenant's failure to pay Base Rent or Additional Rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Premises. Therefore, if Landlord does not receive any Rent payment within five (5) days after it becomes due, Tenant shall pay Landlord a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Rent, the Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding Section 3.01 above.

     Section 4.09 INTEREST ON PAST DUE OBLIGATIONS. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of (i) fifteen percent (15%) per annum, or (ii) the Lease Interest Rate, whichever is greater, from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Section 4.08 is higher than the rate permitted by law, the interest rate shall be decreased to the maximum legal interest rate permitted by law.

     Section 4.10 RETURN OF CHECK. If Base Rent or Additional Rent is paid by check and the check is returned to Landlord without payment for any reason whatsoever, Tenant shall be assessed a late charge and interest on past due amount pursuant to Sections 4.07 and 4.08 as well as a Fifty Dollar ($50.00) fee. If payment is returned for insufficient funds, Landlord has the right to demand that such payment be in the form of a cashiers or certified check. If Tenant has two (2) or more insufficient funds' payments in a twelve (12) month period, Landlord may demand that all subsequent payments be in the form of a cashiers or certified check.

     Section 4.11    SECURITY DEPOSIT INCREASES.

          (a) Upon the execution of this Lease, Tenant shall deposit with Landlord a cash security deposit (the "Security Deposit") in the amount of the Initial Security Deposit set forth in Section 1.01(f) above. On the first day of the thirty-first (31st) full month of the Lease Term, if Tenant is not then in default, the Security Deposit required hereunder shall be reduced from the Initial Security Deposit amount to the sum of Ten Thousand and No/100 Dollars ($10,000.00) (the "Reduced Security Deposit"). Any Security Deposit amount held by Landlord at that time which is in excess of the Reduced Security Deposit shall be credited to Tenant toward the payment of rent for the thirty-first
(31st) full month of the Lease Term. If Tenant is in default on the first day of the thirty-first (31st) full month of the Lease Term, then the Initial Security Deposit amount shall continue to be required until such time as Tenant's default shall have been cured, at which time the Reduced Security Deposit shall apply and Tenant shall be credited toward Tenant's next payment of Rent an amount equal to the excess of the Security Deposit then held by Landlord over the Reduced Security Deposit amount.

          (b) Landlord may apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to the full amount required under subparagraph (a) of this Section within ten (10) days after Landlord's written request. Tenant's failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit.

     Section 4.12 TERMINATION: ADVANCE PAYMENTS. Upon expiration of this Lease or other termination of this Lease not resulting from Tenant's default, and after Tenant has vacated the Premises in the manner required by this Lease, an equitable adjustment shall be made concerning advance rent and other advance payments made by Tenant to Landlord, and Landlord shall refund any unused portion of the Security Deposit to Tenant, or, at Landlord's option, to Tenant's assignee or sublessee.

                          ARTICLE FIVE
                         USE OF PROPERTY

     Section 5.01 PERMITTED USES. Tenant may use the Premises only for the Permitted Uses set forth in Section 1.01(0) above.

     Section 5.02 MANNER OF USE. Tenant shall not cause or permit the Premises to be used in any way (i) which constitutes (or would constitute) a violation of any Laws, occupancy certificate, the requirements of any board of fire underwriters or similar body, as any of the same now or in the future may exist, or (ii) which constitutes a nuisance or waste, or (iii) which is prohibited by the Declaration or the Special Use Restrictions. Tenant, at its sole cost and expense, shall comply with all Laws now in force or which may hereafter be in force regulating the use, occupancy or alterations by Tenant of the Premises. Landlord makes no representation or warranty as to the suitability of the Premises for Tenant's intended use or whether such use complies with all such Laws.

     Section 5.03    HAZARDOUS SUBSTANCES.

          (a) Reportable Uses Require Consent. The term "Hazardous Substance" as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant's sole cost and expense) with all Applicable Requirements (as defined in
Section 5.03(d)). "Reportable Use" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with any governmental authority, and (iii) the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord's prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Uses, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant's giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises and the environment against damage, contamination or injury and/or liability therefor, including but not limited to the installation (and, at Landlord's option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the premises (such as concrete encasements) and/or the deposit of an additional Security Deposit.

          (b) Duty to Inform Lessor. If Tenant knows, or has reasonable cause to about the Premises or the Building, other than as previously consented to by Landlord, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private patty concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance including but not limited to all such documents as may be involved in any Reportable Use involving the Premises. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

          (c) Indemnification. Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, lenders and ground lessor, if any, and the Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Tenant or by anyone under Tenant's control. Tenant's obligations under this Section 5.03(c) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation (including consultants' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

          (d) Tenant's Compliance with Requirements. Tenant shall, at Tenant's sole cost and expense, fully, diligently and in a timely manner, comply with all "Applicable Requirements," which term is used in this lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord's engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within five (5) days after receipt of Landlord's written request, provide Landlord with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Tenant's compliance with any Applicable Requirements specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

          (e) Inspection: Compliance with Law. Landlord, Landlord's agents, employees, contractors and designated representatives, and any Mortgagees, shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements, and Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant's activities, including but not limited to Tenant's installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting the same, unless a default of this Lease by Tenant or a violation of Applicable Requirements or a contamination, caused or materially contributed to by Tenant, is found to exist or to be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Tenant shall upon request reimburse Landlord or Landlord's Mortgagee, as the case may be, for the costs and expenses of such inspections.

     Section 5.04 SIGNS AND AUCTIONS. Tenant shall not place any signs on the Premises without Landlord's prior written consent. All signage shall be in conformance with the Declaration and the Special Use Restrictions. Tenant shall not conduct or permit any auctions or sheriff's sales at the Premises.

     Section 5.05 INDEMNITY. Tenant shall indemnify and hold harmless Landlord and all agents, servants and employees of Landlord from and against all claims, losses, damages, expenses (including reasonable attorneys' fees), penalties and charges arising from or in connection with (i) Tenant's use of the Premises during the Lease Term, or (ii) the conduct of Tenant's business, or (iii) any activity, work or things done, permitted or suffered by Tenant in or about the Premises during the Lease Term. Tenant shall farther indemnify and hold harmless Landlord from and against any and all claims, loss, damage, expense (including reasonable attorneys' fees), penalty or charge arising from any default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising from any negligence of Tenant, or any of Tenant's agents, contractors, or employees, and from and against all costs, attorneys' fees, expenses and liability incurred in the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord; shall defend the same at Tenant's expense by legal counsel reasonably satisfactory to Landlord. Tenant, as a material part of its consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in or upon the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord. Notwithstanding the foregoing, Tenant shall not be required to defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person or property resulting from Landlord's negligence or willful acts or omissions, or those of Landlord's officers, agents, contractors or employees. Tenant's indemnity is not intended to nor shall it relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover the results of negligent acts or omissions of Landlord, its officers, agents, contractors or employees, or the failure of Landlord to perform any of its obligations under this Lease.

     Section 5.06 LANDLORD'S ACCESS. Landlord or its agents may enter the Premises at all reasonable times to inspect the condition of the Premises and verity Tenant's compliance with the terms of this Lease. Landlord may also enter the Premises at reasonable times to show the Premises to potential buyers, investors or tenants or other parties, or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of Landlord's entry, except in the case of an emergency. Landlord may place customary "For Sale" or "For Lease" signs on the Premises.

                                  ARTICLE SIX
          CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

     Section 6.01 EXISTING CONDITIONS. Except as is set forth in RIDER NO.1, Tenant accepts the Premises in its condition "AS IS" as of the date of execution of this Lease, subject to all recorded mailers and Laws. Tenant acknowledges that neither Landlord nor any employee or agent of Landlord has made any representation as to the condition of the Premises or the suitability of the Premises for Tenant's intended use.

     Section 6.02 EXEMPTION OF LANDLORD FROM LIABILITY. Landlord shall not be liable for and Tenant shall indemnify and hold Landlord harmless from and against all claims, losses, damages, expenses, penalties and charges arising from or in connection with any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Premises, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) the failure, delay or diminution in the quality or quantity of any utilities or services supplied to the Premises or the Building; or (d) any conditions arising in or about the Premises, or from other sources or places, nor shall any of the same be construed as an eviction of Tenant, nor, unless otherwise permitted under this Lease, work an abatement of Rent, nor relieve Tenant from any obligation under this Lease. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant.

The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord's gross negligence or willful misconduct.

     Section 6.03 LANDLORD'S OBLIGATIONS. Landlord shall keep the Common Areas in good order, condition and repair. Landlord shall have no other obligation, in any manner whatsoever, to repair or maintain the Premises, the improvement thereon or equipment therein, it being intended that all such obligations shall be the obligations of Tenant. Landlord shall, however, cooperate with Tenant to assist Tenant in taking advantage of any manufacturer's or installer's warranties which may be in effect with regard to the Building or any of its components, or with regard to any other aspect of the Premises to which a warranty may apply. Tenant expressly waives the benefit of any statute, whether now or hereinafter in effect, which affords Tenant the right to make repairs at the expense of Landlord or to terminate this Lease by reason of any needed repairs.

     Section 6.04    TENANT'S OBLIGATIONS.

          (a) Tenant shall, at Tenant's sole cost and expense, keep all portions of the Premises (other than the Common Areas) in good order, condition and repair, including, without limitation, the roof and structure, walls and foundation, doors and windows, and all components of the electrical, mechanical, plumbing, heating, air conditioning and ventilation systems which serve the Premises. If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair cannot be filly repaired, Tenant shall promptly replace such portion of or system or equipment in the Premises, regardless of whether the benefit of such replacement extends beyond the Lease Term.

          (b) Either Landlord or Tenant, at Tenant's option and at Tenant's sole expense, shall enter into a preventative maintenance contract ("Maintenance Contract") with a licensed heating and air conditioning contractor providing for the regular inspection and maintenance of the heating, air conditioning and ventilation system utilized for the Premises. Landlord shall have the right to approve the contractor and the Maintenance Contract prior to Tenant's execution thereof. Thirty (30) days prior to the Commencement Date, Tenant shall inform Landlord whether Tenant will obtain the Maintenance Contract or whether Tenant wants Landlord to obtain the Maintenance Contract. In the event Tenant elects to obtain the Maintenance Contract, Tenant shall provide Landlord with a copy of such Maintenance Contract at least fifteen (15) days prior to the Commencement
Date: the Maintenance Contract cannot be canceled without providing Landlord with thirty (30) days' prior written notice. If Tenant elects not to obtain a Maintenance Contract or if Tenant fails to provide landlord with a copy of the Maintenance Contract fifteen (15) days prior to the Commencement Date, Landlord shall obtain the Maintenance Contract for Tenant's benefit and Tenant shall be obligated to pay Landlord, as Additional Rent, monthly, without demand, one twelfth (1/12th) of the annual cost of the Maintenance Contract. Regardless if Landlord or Tenant obtains the Maintenance Contract,

Landlord shall have the right to enter Tenant's Premises to inspect any and all aspects of the Premises including, without limitation, the air condition, heating and ventilation system utilized for the Building.

          (c) Tenant shall, at Tenant's sole expense, enter into a sewer and trash removal contract ("Trash Removal Contract") with a contractor providing for regular sewer and trash removal services for the Premises. Landlord shall have the right to approve the contractor and the Trash Removal Contract prior to Tenant's execution thereof. Tenant shall provide Landlord with a copy of such Trash Removal Contract at least fifteen (15) days prior to the Commencement
Date: the Trash Removal Contract cannot be canceled without providing Landlord with thirty (30) days' prior written notice. If Tenant fails to provide Landlord with a copy of the Trash Removal Contract fifteen (15) days prior to the Commencement Date, Landlord shall have the right to obtain the Trash Removal Contract for Tenant's benefit and Tenant shall be obligated to pay Landlord, as Additional Rent, monthly, without demand, one-twelfth (1/12th) of the annual cost of the Trash Removal Contract.

          (d) If Tenant fails to maintain or repair the Premises as required by this Section 6.04, Landlord may, upon ten (10) days' prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance or repair on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair, including twenty percent (20%) of such costs for Landlord's supervision, immediately upon demand.

     Section 6.05   ALTERATIONS. ADDITIONS. AND IMPROVEMENTS.

          (a) Tenant shall not make any alterations, additions, or improvements to the Premises without Landlord's prior written consent. Tenant shall deliver to Landlord, for Landlord's approval prior to any construction, a complete set of plans and specifications for the proposed alterations, additions or improvement, copies of contracts with general contractors, evidence of contractor's insurance and bonds, and all necessary permits for such construction. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(a) upon Landlord's written request. All alterations, additions, and improvements will be accomplished in a good and workmanlike manner, in conformity with all applicable Laws, and by a contractor approved by Landlord. Landlord's approval of the plans, specifications and working drawings for Tenant's alterations shall create no responsibility or liability on the part of Landlord for their completeness, design, sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials.

          (b) Tenant shall pay when due all claims for labor and material furnished to the Premises. Tenant shall give Landlord at least ten (10) days' prior written notice of the commencement of any work on the Premises. Landlord may elect to record and post notices of non-responsibility on the Premises.

          (c) Notwithstanding the foregoing, Tenant shall be permitted to make minor improvements to the interior of the Building without obtaining Landlord's prior written consent, provided that the cost of any such improvements completed during any consecutive six (6) month period shall not exceed, in the aggregate, the sum of Ten Thousand and 00/100 Dollars ($10,000.00). Tenant shall be permitted to make minor improvements to the interior of the Building under this
Section 6.05(c) only to the extent Tenant's improvements (i) do not affect the Building's structural integrity; (ii) do not affect the appearance of the exterior of the Building; (iii) are in compliance with the Laws, the Declaration and the Special Use Restrictions; and (iv) are in compliance with all other provisions of this Lease, including the requirements of Sections 6.05(a) and 6.05(b) (other than the requirement of obtaining Landlord's prior written consent).

     Section 6.06 CONDITION UPON TERMINATION. Upon the termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. In addition, Landlord may require Tenant to remove, at Tenant's expense, any alterations, additions or improvements by providing written notice to Tenant within thirty (30) days after the termination of this Lease. Landlord shall not, however, require Tenant to remove any portions of the Work, as set forth in Rider 1, nor shall Landlord require Tenant to remove any alterations made with Landlord's approval under Section 6.05(a) to the extent that, at the time such approval is granted, Landlord affirms in writing that Tenant will not be required to remove such addition or improvement. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the termination of the Lease, except that Tenant may remove any of Tenant's machinery or equipment which can be removed without material damage to the Premises. Tenant shall repair, at Tenant's expense, any damage to the Premises caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations.

                                 ARTICLE SEVEN
                             DAMAGE OR DESTRUCTION

     Section 7.01 PROPERTY DAMAGE. If the Premises or any part thereof shall be damaged by fire or other peril, Tenant shall given prompt written notice thereof to Landlord. In case the Premises shall be so damaged that fifty percent (50%) or more of the square footage of the Premises shall be unusable for its intended purpose or the time required to restore the

Premises shall exceed one hundred eighty (180) days, or in the event any Mortgagee shall require that the insurance proceeds payable as a result of a peril be applied to the payment of the mortgage debt, or in the event of any material uninsured loss to the Premises, either Landlord or Tenant may, at its option, terminate this Lease by notifying the other party in writing of such termination within ninety (90) days after the date of such casualty. If the casualty to the Premises shall occur during the final year of the Lease Term and the Premises shall be so damaged that the time required to restore the Premises shall exceed ninety (90) days, either Landlord or Tenant may, at its option, terminate this Lease by providing written notice as set forth in the previous sentence. If neither Landlord nor Tenant elects to terminate this Lease, Landlord shall, as Landlord's sole obligation, commence and proceed with reasonable diligence to restore the Premises to substantially the same condition in which it was immediately prior to the occurrence of the peril, including all improvements constructed pursuant to RIDER NO.1. Any shortfall between the amount of insurance proceeds and the actual costs of such reconstruction shall be deposited by Tenant prior to the commencement of such reconstruction and, if additional costs occur, immediately upon demand therefor. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except as set forth in Section 7.02 below.

     Section 7.02    ABATEMENT OR REDUCTION OF RENT.

          (a) If the Premises are destroyed or damaged as the result of a casualty or peril which is covered by insurance, and neither Landlord nor Tenant terminates this Lease pursuant to the provisions of this Article Seven, Tenant shall not be required to pay Base Rent during the period commencing as of the date of the casualty and continuing for the period of time required for Landlord to repair or restore the Premises.

          (b) If the Premises are destroyed or damaged as the result of a casualty or peril which is not covered by insurance, and neither Landlord nor Tenant terminates this Lease pursuant to the provisions of this Article Seven, the Base Rent payable during the period commencing as of the date of the casualty and continuing for the period of time required for Landlord to complete the repairs described in this Article Seven, due to such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant's use of the Premises is impaired as of the date of the casualty as determined by Landlord. If any casualty is the result of the fault or negligence of Tenant or any of Tenant's agents, employees or invitees, the Base Rent hereunder shall not be diminished during the repair of such damage.

          (c) Except for such possible reduction in Base Rent, Tenant shall not be entitled to any abatement, compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Premises. In the event this Lease is terminated pursuant to this Article Seven, such termination shall be effective as of the date of the casualty.

     Section 7 03    WAIVER  Tenant waives the protection of any statute, code
or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial destruction of the leased property. Tenant agrees that the provisions of this Article Seven above shall govern the rights and obligations of Landlord and Tenant in the event of any casualty to the Premises.

                                 ARTICLE EIGHT
                                  CONDEMNATION

     Section 8.01 CONDEMNATION. If the whole or substantially the whole of the Premises shall be taken for any public or quasi-public use, by right of eminent domain or otherwise or shall be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Premises is taken by the condemning authority. If less than the whole or substantially the whole of the Premises is thus taken or sold, Landlord may terminate this Lease by giving written notice thereof to Tenant; in which event this Lease shall terminate as of the date when physical possession of such portion of the Premises is taken by the condemning authority. If the Lease is not so terminated upon any such taking or sale, the Rent payable hereunder shall be diminished by an equitable amount, and Landlord shall, to the extent Landlord deems feasible, restore the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the building and installing improvements in the Premises, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. All amounts awarded upon a taking of any part or all of the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claims to any such compensation.

                                  ARTICLE NINE
                           ASSIGNMENT AND SUBLETTING

     Section 9.01 LANDLORD'S CONSENT REQUIRED. No portion of the Premises or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord's prior written consent, which consent shall not be unreasonably withheld. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. Tenant shall have the right, without Landlord's consent, to assign this Lease to a corporation with which it may merge or consolidate, to any controlling parent or controlled subsidiary of Tenant or controlled subsidiary of Tenant's parent, or to a purchaser of substantially all of Tenant's assets, if the assignee executes an agreement required by Landlord assuming all Tenant's obligations under this Lease. Notwithstanding any other provision of this Lease, Tenant expressly acknowledges and agrees that no assignment, transfer or sublease shall be permitted it and to the extent, such assignment, transfer or sublease shall be in violation of the Special Use Restrictions.

     Section 9.02 LANDLORD'S ELECTION. Tenant's request for consent to any transfer described in Section 9.01 above shall be accompanied by a written statement setting forth the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and rent and security deposit payable under any assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right in Landlord's sole discretion to (a) withhold consent; (b) grant consent; or (c) if the transfer is a sublease of the Premises or an assignment of this Lease, to terminate this Lease as of the effective date of such sublease or assignment, in which case Landlord may elect to enter into a direct lease with the proposed assignee or subtenant. If Landlord consents to any assignment or sublease and Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of such Rent fairly allocable to such portion ("Profits"), then Tenant shall pay Landlord, as Additional Rent hereunder, promptly after its receipt, fifty percent (50%) of such Profits. For purposes of this section, Tenant's Profits shall be net of Tenant's reasonable expenses incurred in subleasing the Premises, including advertising costs, leasing commissions and costs of tenant improvements which Tenant is required to incur.

     Section 9.03 NO RELEASE OF TENANT. No transfer consented to by Landlord, shall release Tenant or change Tenant's primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Upon the occurrence of any default under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting any remedies against any subtenant or assignee. Upon termination of this Lease, any permitted subtenant shall, at Landlord's option, attorn to Landlord and shall pay all Rent directly to Landlord. Landlord's acceptance of Rent from any other person shall not constitute a waiver of any provision of this Article Nine. Consent to one transfer shall not constitute a consent to any subsequent transfer. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant of its liability under this Lease.

     Section 9.04 NO MERGER. No merger shall result from Tenant's sublease of the Premises under this Article Nine, Tenant's surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder.

                                  ARTICLE TEN
                               DEFAULTS; REMEDIES

     Section 10.01 COVENANTS AND CONDITIONS. Tenant's performance of each of Tenant's obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Premises is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

     Section 10.02   DEFAULTS. Tenant shall be in material default under this
Lease:

          (a) If Tenant abandons the Premises or if Tenant vacates the Premises for thirty (30) consecutive days;

          (b) If Tenant fails to pay Rent or any other charge required to be paid by Tenant within five (5) days from the due date thereof;

          (c) If tenant fails to perform any of Tenant's nonmonetary obligations under this Lease for a period often (10) days after written notice from Landlord; provided that if more than then (10) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within such ten (10) day period and thereafter diligently pursues its completion;

          (d) (i)   If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this Section (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or any other consideration) paid in connection with such assignment or sublease and the rent payable by Tenant hereunder;

          (e) If any representation or warranty made by Tenant or by a subtenant or assignee in connection with this Lease shall have been false or misleading as of the date such representation or warranty was made; or

          (f) If Tenant fails to take substantial occupancy of the Premises within a reasonable time after the Commencement Date.

     Section 10.03 REMEDIES. On the occurrence of any default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right of remedy which Landlord may have:

          (a) Terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from tenant all damages incurred by Landlord by reason of Tenant's default, including without limitation (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which had been earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which would have been paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord's reasonable attorneys' fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%), or such lesser amount as may then be the maximum lawful rate, accruing the date such payments are due until paid. As used m subpart
(iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%);

          (b) Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover Rent as it becomes due hereunder. Landlord's election to maintain Tenant's right to possession shall not prejudice Landlord's right, at any time thereafter to terminate Tenant's right to possession and proceed in accordance with Section 10.03(a) above; or

          (c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Nevada.

     Section 10.04 CUMULATIVE REMEDIES. Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

                                 ARTICLE ELEVEN
                             PROTECTION OF LENDERS

     Section 11.01 SUBORDINATION. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. However, Tenant's right to quiet possession of the Premises during the Lease Term shall not be disturbed if Tenant pays the Rent and performs all of Tenant's obligations under this lease and is not otherwise in default. Landlord agrees to use best efforts to obtain a nondisturbance agreement from the holder of any ground lease, deed of trust or mortgage to which this Lease is subordinate, providing in substance that as long as

Tenant performs its obligations under? this Lease and is not in default, no foreclosure, deed in lieu of foreclosure, or sale under the encumbrance shall affect Tenant's rights under this Lease. If any ground lessor, beneficiary or mortgagee elects to have this lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage where this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof. If in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request modifications to this Lease as a condition to such financing, Tenant will not withhold or delay its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder and do not otherwise materially adversely affect Tenant's rights hereunder. In the event that Tenant should fail to execute any instrument described in this Article Eleven promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is one coupled with an interest.

     Section 11.02 ATTORNMENT. If Landlord's interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Premises and recognize such transferee or successor as Landlord under this lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord's interest.

     Section 11.03 SIGNING OF DOCUMENTS. Tenant shall sign and deliver any instruments or documents reasonably necessary or appropriate to evidence any such attornment or subordination or agreement to do so. Such subordination and attornment documents may contain such provisions as are customarily required by any ground lessor, beneficiary under a deed of trust or mortgagee. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

     Section 11.04   ESTOPPEL CERTIFICATES.

          (a) Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other matters as may be reasonably required by Landlord or the holder a mortgage, deed of trust or lien to which the Premises is or becomes subject. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord's request. Any such statement by Tenant may be given by Landlord to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

          (b) If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be esteemed from denying the truth of such facts.

     Section 11.05 TENANT'S FINANCIAL CONDITION. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein.

                                 ARTICLE TWELVE
                                  LEGAL COSTS

          Section 12.01 LEGAL PROCEEDINGS. Tenants shall reimburse Landlord, upon demand, for any costs or expenses incurred by Landlord in connection with any breach or default of Tenant under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs. Such attorneys' fees and costs shall be paid by the losing party in such action and Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expenses with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

     Section 12.02   LANDLORD'S CONSENT.   Tenant shall pay Landlord's
reasonable attorneys' fees incurred in connection with Tenant's request for Landlord's consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

                                ARTICLE THIRTEEN
                            MISCELLANEOUS PROVISIONS

     Section 13.01 NON-DISCRIMINATION. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of; any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Premises or any portion thereof.

     Section 13.02 LANDLORD'S LIABILITY. As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Premises or the leasehold estate under a ground lease of the Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all finds previously paid by Tenant if such finds have not yet been applied under the terms of this Lease. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the lesser of (i) the interest of Landlord in the Premises, or (ii) the interest Landlord would have in the Premises if the Premises were encumbered by third party debt in an amount equal to eight percent (80%) of the value of the Premises (as such value is determined by Landlord) and Tenant agrees to look solely to such amount for recovery of any judgment from Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.

     Section 13.03 SEVERABILITY. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

     Section 13.04 INTERPRETATION. The captions of the Articles and Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include tenant's agents, employees, contractors, invitees, successors or others using the Premises with Tenant's expressed or implied permission. The provisions of this Lease shall be construed as a whole according to their fair meaning and not strictly for or against any party. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any of its exhibits or amendments.

     Section 13.05 INCORPORATION OF PRIOR AGREEMENT: MODIFICATIONS. This Lease is the only agreement between the patties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

     Section 13.06 NOTICES. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to Tenant's Address specified in Section 1.01(s) above, except that upon Tenant's taking possession of the Premises, the Premises shall be Tenant's address for notice purposes. Notices to Landlord shall be delivered to Landlord's Address specified in Section 1.01(h) above. Notices deposited in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) calendar days after it is so deposited. All other notices shall be effective upon delivery or attempted delivery in accordance with this Section 13.06. Either party may change its notice address upon written notice to the other party.

     Section 13.07 WAIVERS. All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord, and Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

     Section 13.08 NO RECORDATION. Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a "short form" memorandum of this Lease executed by both parties be recorded; provided that, in such event, Tenant hereby covenants and agrees that, upon the expiration or earlier termination of the Lease Term, Tenant will execute and deliver a quitclaim deed to Landlord in form reasonably satisfactory to Landlord, in favor of Landlord, or Landlord's successor in interest releasing and conveying any and all right, title, or interest of Tenant in the Premises.

     Section 13.09 BINDING EFFECT: CHOICE OF LAW. This lease binds any party who legally acquires any rights or interest in this lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. This Lease shall be governed by and construed in accordance with the laws of the State of Nevada.

     Section 13.10 CORPORATE AUTHORITY: PARTNERSHIP AUTHORITY. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant's Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person signing this Lease for Tenant represents and warrants that he is a general partner of the partnership, that he has fill authority to sign for the partnership and that this Lease binds the partnership and all general partners 0f the partnership. Tenant shall give written notice to Landlord of any general partner's withdrawal or addition. Within thirty (30) days after this Lease is signed, tenant shall deliver to Landlord a copy of Tenant's recorded statement of partnership or certificate of limited partnership.

     Section 13.11 JOINT AND SEVERAL LIABILITY. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

     Section 13.12 FORCE MAJEURE. If Landlord cannot perform any of its obligations due to events beyond Landlord's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, governmental regulation or restriction and weather conditions.

     Section 13.13 EXECUTION OF LEASE. This Lease may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. The delivery of this Lease by Landlord to Tenant shall not be deemed to be an offer and shall not be binding upon either party until executed and delivered by both parties.

     Section 13.14 BROKERS AND LEASING AGENTS. Landlord represents and warrants to Tenant, and Tenant represents and warrants to Landlord, that no broker, leasing agent or finder has been engaged by it other than Landlord's Broker (if any) specified in Section 1.01(i) and Tenant's Broker (if any) specified in Section 1.01(t), respectively, in connection with any of the transactions contemplated by this Lease, or to its knowledge is in any way connected with any of such transactions. Subject to the terms and conditions of a commission agreement ("Commission Agreement") between Landlord and Landlord's Broker or Tenant's Broker, Landlord shall be responsible for the payment of a commission to Landlord's Broker or Tenant's Broker in accordance with the Commission Agreement. Landlord and Tenant acknowledge that the Commission Agreement contains no provision for the payment of additional brokers commissions arising from any extension of this Lease beyond the initial Lease Term. In the event of any claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Lease other than by the Tenant's Broker (if any) or Landlord's Broker (if any), Tenant shall indemnify, save harmless and defend Landlord from and against such claims if they shall be based upon any statement or representation or agreement made by Tenant, and Landlord shall indemnify, save harmless and defend Tenant if such claims shall be based upon any statement, representation or agreement made by Landlord.

     Section 13.15 RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the "Rules and Regulations," as set forth in EXHIBIT "B" attached hereto and incorporated herein by this reference and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord. Tenant shall be responsible for the observance of all the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.

     Section 13.16 LIENS. Tenant shall not permit any mechanic's, materialmen's or other liens to be filed against the real property of which the Premises form a part nor against the Tenant's leasehold interest in the Premises. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed and are not discharged by Tenant by bond or otherwise within ten (10) days after the filing thereof, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord at once, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.

     IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease in the State of Nevada on the day and year first above written and have initialed all Riders which are attached to or incorporated by reference in this Lease.


LANDLORD:                               TENANT:



BATTLE BORN DEVELOPMENT, LLC, a         SILICON GAMING INC a California
Nevada limited liability company        corporation



By                                      By:

                                  EXHIBIT "A"

                        (Legal Description of Premises)

That Portion of Lot 3 of "Hughes Airport Center Phase III - Unit No.2" as shown by map thereof on file in Book 46, Page 23 of Plats in the Clark County Recorder's Office, Clark County, Nevada, lying within the North Half (N 1/2) of the Northeast Quarter (NE 1/4) of Section 4, Township 22 South, Range 61 East M.D.M., Clark County, Nevada and described as follows:

Commencing at the most Easterly corner of said Lot 3, said corner being the intersection of the Southwesterly right-of-way line of Pilot Road (75.00 feet wide) with the North 1/16th line of said Section 4; thence Westerly along said right-of-way line, the following five (5) courses: from a tangent bearing North 69052'04" West, curving to the right along the arc of a 375.00 foot radius curve, concave Northeasterly, through a central angle of 23 057'38", an arc length of 156.82 feet; thence North 45054'26" West, 615.00 feet; thence curving to the left along the arc of a 555.00 foot radius curve, concave Southwesterly, through a central angle of 39057'51", an arc length of 387.12 feet; thence North 85052'17" West, 228.50 feet; thence curving to the right along the arc of a
350.00 foot radius curve, concave Northeasterly, through a central angle of 070 12'40", an arc length of 44.05 feet to a point on the Westerly right-of-way line of Amelia Earhart Court (varying width), a radial line to said point bears South 11020'23" West; thence Southerly along said right-of-way line, the following three (3) courses: along the Southwesterly prolongation of said radial line, South 11020'23" West, 5.00 feet; thence from a tangent bearing South 78039'37" East, curving to the right along the arc of a 20.00 foot radius curve, concave Southwesterly, through a central angle of 77045'11", an arc length of 27.14 feet; thence South 0005412611 East, 336.31 feet to the Point of Beginning; thence departing said right-of-way line South 89005'34" West, 229.88 feet; thence South 00054'26" East, 316.05 feet to a Point on the Northerly right-of-way line of Martin Avenue (30.00 feet wide); thence along said right-of-way line, North 89005'34" East, 259.88 feet; thence North 00054'26" West, 152.34 feet to a point on the aforementioned Westerly right-of-way line of Amelia Earhart Court; thence along said right-of-way line, the following three (3) courses: from a tangent bearing South 89005'34" West, curving to the right along the arc of a 50.00 foot radius curve, concave Northeasterly, through a central angle of 132050'00", an arc length of 115.92 feet to a point of reverse curvature through which a radial line bears North 48004'26" West; thence curving to the left along the arc of a 25.00 foot radius curve, concave Northwesterly, through a central angle of 42050'00", an arc length of 18.69 feet; thence North 00054'26" West, 62.72 feet to the Point of Beginning.

     Containing 76,186 square feet or 1.7490 acres.


                              Page 1 of Exhibit A

                                  EXHIBIT "B"

                             RULES AND REGULATIONS


     1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the Premises without the prior written consent of Landlord. Tenant shall not do any painting or marking on the exterior of the Building or the Common Areas, including without limitation, marking of parking areas. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors, windows and walls shall be printed, painted, affixed or inscribed at the expense of Tenant, using materials and in a style and format approved by Landlord.

     2. Window coverings must be approved by Landlord which approval shall not be unreasonably withheld. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

     3. Landlord will furnish Tenant, free of charge, with two keys to each outside door lock in the Building, provided, however, that Landlord shall not be entitled to possess keys to any safes, files; vaults, or safe deposit boxes. Unless Landlord otherwise agrees, Tenant shall not alter any lock or install a new additional lock or bolt on any outside door of the Building. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys which have been furnished to Tenant, and in the event of loss of any keys furnished shall pay Landlord therefor.

     4. Tenant shall comply with all applicable regulations, laws, and standards, including, but not limited to, OSHA rules and regulations, if the Premises contains any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

     5 Without the consent of Landlord, Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

     6. Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant's use.

                              Page 1 of Exhibit B

     7. The toilet rooms, toilet urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

     8. Unless otherwise approved by Landlord, Tenant shall not sell, or permit the sale of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not use the Premises for any business or activity other than that specifically provided for in Tenant's Lease.

     9. Unless approved by Landlord, Tenant shall not install any radio or television antenna, microwave dishes, loudspeaker or other device on the roof or exterior walls of the Building.

     10. Tenant shall store all its trash and garbage within its designated trash area. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

     11. The Premises shall not be used for the storage of merchandise held for sale to the general public except to the extent incidental to Tenant's use of the Premises, or for lodging, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted by any tenant on the Premises (except as permitted in these Rules and Regulations as to operating an employee cafeteria). Use by Tenant of equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances and regulations.

     12. Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

     13. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

     14. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Building closed.

     15. Tenant shall comply with the system reasonably established by Landlord from time to time for Tenant to report cleaning, maintenance and repair, or other work which is required under this Lease.

                              Page 2 of Exhibit B

     16. Tenant shall not park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Landlord may, in its sole discretion, designate separate areas for bicycles and motorcycles.

     17. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a wavier of such Rules and Regulations in favor of Tenant nor prevent Landlord from thereafter enforcing any such Rules and Regulations.

     18. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Premises and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

     19. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees and agents.

     20. Tenant shall maintain exterior loading docks and bay areas in a neat and clean manner. Permanent outside storage of pallets, packing crates, barrels, etc. is prohibited. Tenant shall dispose of refuse in a manner which prevents littering and dispersing of refuse by wind.

     21. Landlord reserves the right, exercisable without liability to Tenant, to change the name and street address of the Premises and/or the Building.

     22. Landlord reserves the right to modify and/or adopt such other reasonable and nondiscriminatory rules and regulations for the parking areas as it deems necessary for the operation of the parking area. Landlord may refuse to permit any person who violates the within rules to park in the parking area, and any violation of the rules shall subject the car to removal.

     23. All directional signs and arrows must be observed. The speed limit shall be 5 miles per hour. Parking is prohibited: (a) in areas not striped for parking, (b) in aisles, (c) where "no parking" signs are posted, (d) on ramps,
(e) in cross hatched areas, and (f) in such other areas as may be designated by Landlord as reserved for the exclusive use of others. Washing, waxing, cleaning or servicing of any vehicle in the Building parking areas by anyone is prohibited. Tenant shall inform all persons to whom Tenant assigns parking spaces of these Rules and Regulations.


                              Page 3 of Exhibit B

                          RIDER NO.2- EXTENSION OPTION

     THIS RIDER NO. 2 is attached to and made a part of that certain lease dated
                                   1997, between BATTLE BORN DEVELOPMENT, LLC,
a Nevada limited liability company, as Landlord, and SILICON GAMING, INC., a California corporation, as Tenant (the "Lease"). The terms used in this Rider shall have the same definitions as set forth in the Lease. The provisions of this Rider shall prevail over any inconsistent or conflicting provisions of the Lease.

     R-1. Option. Provided that Tenant is not in default of this Lease at the time of the exercise of an Extension Option (as defined below) or at the expiration of the initial Lease Term or the First Renewal Term (as defined below), as the case may be, the Tenant may renew and extend this Lease (referred to singularly as the "Extension Option" and collectively as the "Extension Options") for two (2) additional terms of five (5) years each (referred to singularly as the "Renewal Term" and collectively as the "Renewal Terms"), upon written notice to the Landlord delivered not more than eighteen (18) months and not less than twelve (12) months before the expiration of the initial Lease Term or the First Renewal Term, as the case may be. Upon the delivery of such notice by Tenant and subject to the conditions set forth in the preceding sentence, this Lease shall be extended without the necessity of the execution of any farther instrument or document; provided, however, that each party agrees to execute and deliver such further instruments or documents as the other party may reasonably request to memorialize or acknowledge the exercise of the Extension Options. If Tenant makes a valid exercise of the Extension Option prior to the expiration of the initial Lease Term, the Renewal Term resulting therefrom (referred to as the "First Renewal Term") shall commence upon the expiration of the initial Lease Term and shall expire upon the anniversary of such date five
(5) years thereafter. If Tenant makes a valid exercise of the Extension Option prior to the expiration of the First Renewal Term, the additional Renewal Term resulting therefrom shall commence on the expiration of the First Renewal Term and shall expire upon the anniversary of such date five (5) years thereafter. The Renewal Terms shall be upon the same terms, covenants and conditions as provided in this Lease, except that the Base Rent shall be as provided for in Section R-2. Tenant shall only be able to exercise the Extension Options as to all of the Premises. If Tenant fails to exercise the Extension Option after the initial Lease Term, Tenant shall have no farther rights as to any subsequent Extension Option.

     R-2. Rent. The monthly Base Rent during the first twelve (12) months of the First Renewal Term shall be the greater of (i) the monthly Base Rent in effect as of the end of the initial Lease Term, increased by three percent (3%); or (ii) fair market rent for similar properties in similar locations. Thereafter, during the First Renewal Term and any subsequent Renewal Term, the Base Rent shall be adjusted annually in accordance with Section R-3, below. For purposes of this section, fair market rent shall be as agreed upon by Landlord and Tenant or, upon the failure of Landlord and Tenant to agree, as determined by the concurrence of three (3) MAI appraisers, one (1) of whom shall be selected by Landlord, one (1) of whom shall be selected by Tenant, and one of whom shall be selected by the unanimous vote of the two (2)

                             Page 1 of Rider No. 2
appraisers selected by Landlord and Tenant, respectively. In the event the three
(3) appraisers fail to reach a concurrence as to what constitutes fair market rent, then fair market rent shall be determined by averaging the two (2) closest appraisals.

     R-3. Adjustments to Base Rent. The Base Rent shall be increased on the first day of the thirteenth (13th) month of the First Renewal Term and on each annual anniversary thereafter during the Renewal Terms (the "Adjustment Month") in proportion to the increase in the Index (as defined below) which has occurred between the month ("Comparison Month") which is three (3) months prior to such Adjustment Month as compared to the Index for the month which is twelve (12) months prior to the Comparison Month. In no event shall any increase in Base Rent exceed an amount equal to six percent (6%) or be less than an amount equal to three percent (3%) of the Base Rent immediately preceding such Adjustment Month. Landlord shall notify Tenant of each increase by delivering a written statement setting forth the Indices, and the new amount of the Base Rent. The Base Rent shall not be reduced from the last previous adjusted Base Rent by reason of any decrease in the Index. Tenant shall pay the new Base Rent from its effective date until the next periodic increase. If the Index for the Comparison Month is not available at the time the Base Rent for the Adjustment Month is payable, the most recently available Index shall be used as the basis for an estimate and when the Index for such month becomes available, the parties shall adjust for any variation between the estimated and actual Base Rent for such month. For purposes of this Section R-3, "Index" shall mean the Consumer Price Index, Urban Wage Earners and Clerical Workers for Los Angeles, Anaheim and Riverside Area, all items (1982-1984=100), as published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that the Index is discontinued or is revised to substantially alter the calculations under this Section R-3, Landlord shall select such other government index which provides substantially the same result as would have been obtained if the Index had not been so discontinued or revised.



                             Page 2 of Rider No. 2

               RIDER NO. 1 - TENANT IMPROVEMENTS (THE "WORKS")




                            Page 1 of Rider No. 1

                                   ADDENDUM
                                       TO
                          COMMERCIAL REAL ESTATE LEASE


          THIS ADDENDUM TO COMMERCIAL REAL ESTATE LEASE (this "Addendum") is
made as of the   day of November, 1997, by and between BATTLE BORN DEVELOPMENT.
LLC, a Nevada limited liability company ("Landlord") and SILICON GAMING, INC., a California corporation ("Tenant") with reference to that certain Commercial Real Estate Lease (the "Lease") entered into between Landlord and Tenant on October 7, 1997.

          WHEREAS, Section 1.01 (v) of the Lease provides for a Tenant Improvement Allowance to Tenant in the amount of Four Hundred Seventy-five Thousand and No/100 Dollars ($475,000.00);

          WHEREAS, Tenant desires that the Tenant Improvement Allowance from Four Hundred Seventy-five Thousand and No/100 Dollars ($50,000.00); and

          WHEREAS, Landlord is willing to increase the Tenant Improvement Allowance from Four Hundred Seventy-five Thousand and No/100 Dollars ($475,000.00) to Five Hundred Twenty-five Thousand and No/100 Dollars ($525,000.00) in exchange for an increase in the Base Rent set forth at Section
1.02 of the Lease.

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, Landlord and Tenant hereby agree as follows;

     A. Increase in Tenant Improvement Allowance. Landlord and Tenant agree to, and do hereby increase the Tenant Improvement Allowance set forth in Section
1.01 (v) of the Lease from the original sum of Four Hundred Seventy-five Thousand and No/100 Dollars ($475,000.00) to the increase sum of Five Hundred Twenty-five Thousand and No/100 Dollars ($525,000.00).

     B. Increase in Base Rent. Landlord and Tenant agree to and do hereby increase the Base Rent set forth in Section 1.02 of the Lease from the original sum of Twenty-four Thousand Four Hundred Thirty-five and No/100 ($24,435.00) per month to the increase sum of Twenty-five Thousand Eight Hundred Twenty-four and No/100 Dollars ($25,824.00).

     C. Costs and Expenses of Addendum. Landlord and Tenant acknowledge and agree that any and all costs and expenses incurred by Landlord arising from or in any way connected with the preparation, execution of performance of this Addendum, including without limitation, attorney's fees, broker's commissions, finder's fees, recording fees, and any other cost or expense whatsoever, shall be included as an expense of the Work as defined n Rider No. 1 of the Lease, and shall be appropriately applied against the Tenant Improvement Allowance.

     D.  Miscellaneous.

         1. The validity, construction, interpretation and enforceability of this Addendum shall be determined and governed by the laws of the State of Nevada.

         2. In addition to any rights the parties may have under the Lease and applicable law, in any action brought to enforce the obligations imposed by this Addendum or to redress any violation of this Addendum, the prevailing party shall be entitled to recover as damages from the non-prevailing party its attorney's fees and costs incurred, whether or not the action is reduced to judgement. For the purposes of this Addendum, the "prevailing party" shall be that party who has been successful with regard to the main issue, even if that party does not prevail on all the issues.

         3. Headings in this Addendum are included herein for the convenience of reference only and shall nor define, limit, or otherwise constitute a part of this Addendum for any other purpose. Whenever required by the context of this Addendum, the singular shall include the plural and the plural shall include the singular. The masculine feminine, or neuter genders shall each include the others. All references to a period of days, months or years herein shall refer to calendar days, months or years, respectively, unless otherwise specifically stated.

         4. The terms and conditions of this addendum shall be construed as a whole according to their fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Addendum and has had the opportunity of having their attorneys review this Addendum. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Addendum or of any of its exhibits or amendments.

         5. All parties represent and agree that each has had the full and fair opportunity to discuss all aspects of this Addendum with an attorney of their choice and that they carefully have read and understand the terms hereof and that they are voluntarily executing into this Addendum.

         6. Landlord and Tenant acknowledge and agree that, as amended by this Addendum, the Lease continues in full force and effect as a binding agreement between the parties. Landlord and Tenant each acknowledge and affirm their respective rights and obligations under the Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have signed this Addendum on the day and year first above written.



LANDLORD:                               TENANT:



BATTLE BORN DEVELOPMENT, LLC, a         SILICON GAMING INC a California
Nevada limited liability company        corporation



By                                      By:




                                      3